Exhibit 99.1

Contact:	Robert Jaffe
Investor Relations
PondelWilkinson Inc.
310-279-5980
zqk@quiksilver.com

Quiksilver Reports Fiscal 2012 Third Quarter Financial Results

—Revenues Increase to $512.4 Million, Up 8% in Constant Currency—

Huntington Beach, California, Sept. 6, 2012—Quiksilver, Inc. (NYSE:ZQK) today announced operating results for the third fiscal quarter ended July 31, 2012.

“During the quarter, we continued to make solid progress on our three long-term initiatives, which are strengthening our brands, expanding our business and driving operational efficiencies throughout the business,” said Robert B. McKnight, Jr., Chairman of the Board, Chief Executive Officer and President of Quiksilver, Inc.

“From a brand perspective, we launched integrated social media marketing campaigns, hosted the premier skate tour in the industry and had outstanding team-rider success in surfing,” continued McKnight. “From a growth standpoint, our business performed admirably. DC posted sales growth of 16% and e-commerce sales more than doubled. European sales grew modestly, which positions us well compared with our peers. In the area of operational efficiencies, we made tough decisions during the quarter regarding SG&A, including effecting staff eliminations in all our regions, as well as reductions in other operating expenses. Also, after implementing our new ERP system in the Americas in the second quarter, we kicked off our European ERP rollout in the third quarter, which will drive efficiencies by helping to integrate our operations and standardize our business processes globally. I applaud our team’s tenacity during this time of transformation and believe we are focusing on the right actions to strengthen our business and drive sustainable value.”

Fiscal Third Quarter Review:

All comparisons are between the third quarter of fiscal 2012 and the third quarter of fiscal 2011. A reconciliation of GAAP results to pro-forma results is provided in the accompanying tables.

Revenues grew 2% to $512.4 million compared with $503.3 million, and grew 8%, or $38 million, in constant currency.

•	Americas revenue increased 10% to $286.1 million from $260.2 million, and was up 12% in constant currency.

•	Europe revenue decreased 13% to $154.1 million from $176.4 million, and was up modestly in constant currency.

•	Asia Pacific revenue increased 9% to $71.6 million from $65.5 million, and was up 13% in constant currency.

Please refer to the accompanying tables to better understand the impact of foreign currency exchange rates on revenue trends.

Gross margin was 49.5% of net revenues compared with 50.7% in the prior year period, primarily driven by lower gross margins in Europe due to higher levels of discounting and unfavorable currency exchange rate comparisons.

Quiksilver, Inc. Reports Third Quarter Fiscal 2012 Financial Results

September 6, 2012

SG&A increased to $225.8 million compared with $221.2 million, up 10 basis points as a percentage of sales, primarily driven by $3.9 million of costs associated with staff eliminations and restructuring.

Pro-forma Adjusted EBITDA was $51.2 million compared with $52.7 million, with the decline largely driven by the contraction in gross margin mentioned above.

Net income was $12.6 million, or $0.07 per diluted share, compared with net income of $10.4 million, or $0.06 per diluted share.

Pro-forma income, which excludes $3.8 million of net after-tax restructuring charges and asset impairments, was $16.4 million, or $0.09 per diluted share, compared with pro-forma income of $10.4 million, or $0.06 per diluted share.

Fiscal 2012 Q3 Revenue Highlights:

Revenues increased (in constant currency) across all three brands, all three regions, and all three distribution channels compared with the third quarter of fiscal 2011. Strong revenue growth continued in the company’s emerging markets, including Brazil, Russia and Indonesia.

Brands (constant currency):

•	Quiksilver was up 3.5% to $193.5 million;

•	Roxy increased 4.6% to $131.8 million; and,

•	DC was up 15.5% to $168.2 million.

Distribution channels (constant currency):

•	Wholesale business was up 4.5% to $370.0 million;

•	Retail was up 6.8% to $119.3 million. Third quarter same store sales in company-owned retail stores grew 4.0% on a global basis; and,

•	E-commerce was up 180.2% to $23.2 million.

About Quiksilver:

Quiksilver, Inc. is one of the world’s leading outdoor sports lifestyle companies. Quiksilver designs, produces and distributes a diversified mix of branded apparel, footwear and accessories. The company’s apparel and footwear brands, inspired by the passion for outdoor action sports, represent a casual lifestyle for young-minded people who connect with its boardriding culture and heritage. The company’s Quiksilver, Roxy, DC, Lib Tech and Hawk brands are synonymous with the heritage and culture of surfing, skateboarding and snowboarding. The company’s products are sold in over 90 countries in a wide range of distribution, including surf shops, skate shops, snow shops, its proprietary Boardriders Club shops and other company-owned retail stores, other specialty stores, select department stores and through various e-commerce channels. Quiksilver’s corporate headquarters are in Huntington Beach, California.

Quiksilver, Inc. Reports Third Quarter Fiscal 2012 Financial Results

September 6, 2012

Forward looking statements:

This press release contains forward-looking statements including but not limited to statements regarding the company’s anticipated growth initiatives, expense reductions and other future activities. These forward-looking statements are subject to risks and uncertainties, and actual results may differ materially. Please refer to Quiksilver’s SEC filings for more information on the risk factors that could cause actual results to differ materially from expectations, and specifically the sections titled “Risk Factors” and “Forward-Looking Statements” in Quiksilver’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

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NOTE: For further information about Quiksilver, Inc., please visit our website at www.quiksilverinc.com. We also invite you to explore our brand sites, www.roxy.com, www.dcshoes.com, www.lib-tech.com and www.hawkclothing.com.

QUIKSILVER, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended		Nine months ended
In thousands, except per share amounts	July 31,		July 31,
	2012	2011	2012	2011
Revenues, net	$512,439	$503,317	$1,454,273	$1,407,860
Cost of goods sold	258,951	248,199	730,686	667,103

Gross profit	253,488	255,118	723,587	740,757

Selling, general and administrative expense	225,788	221,172	680,213	648,356
Asset impairments	141	—	556	74,610

Operating income	27,559	33,946	42,818	17,791

Interest expense	14,834	15,663	45,464	59,727
Foreign currency gain	(2,242)	(1,456)	(4,701)	(5,886)

Income (loss) before provision for income taxes	14,967	19,739	2,055	(36,050)

Provision for income taxes	2,508	8,996	14,913	49,937

Net income (loss)	12,459	10,743	(12,858)	(85,987)
Less: net loss (income) attributable to non-controlling interest	151	(306)	(2,257)	(3,169)

Net income (loss) attributable to Quiksilver, Inc.	$12,610	$10,437	$(15,115)	$(89,156)

Net income (loss) per share attributable to Quiksilver, Inc.:
Basic	$0.08	$0.06	$(0.09)	$(0.55)
Diluted	$0.07	$0.06	$(0.09)	$(0.55)

Weighted average common shares outstanding:
Basic	164,518	162,822	163,930	162,198
Diluted	173,899	183,488	163,930	162,198

QUIKSILVER, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

In thousands	July 31, 2012	July 31, 2011
ASSETS
Current Assets
Cash and cash equivalents	$81,903	$126,210
Trade accounts receivable (net of allowance of $43,468 and $54,381, respectively)	398,522	385,927
Other receivables	31,444	16,657
Income taxes receivable	—	4,674
Inventories	391,052	364,833
Deferred income taxes—short-term	14,691	18,134
Prepaid expenses and other current assets	32,678	31,787

Total Current Assets	950,290	948,222

Fixed assets, net	233,842	237,138
Intangible assets, net	136,745	138,934
Goodwill	258,815	273,549
Other assets	48,267	56,868
Deferred income taxes—long-term	99,125	72,855

Total Assets	$1,727,084	$1,727,566

LIABILITIES AND EQUITY
Current Liabilities
Lines of credit	$15,032	$8,928
Accounts payable	233,523	238,866
Accrued liabilities	111,140	134,365
Current portion of long-term debt	44,640	4,820
Income taxes payable	3,652	—

Total Current Liabilities	407,987	386,979

Long-term debt, net of current portion	723,772	733,415
Other long-term liabilities	32,249	56,056

Total Liabilities	1,164,008	1,176,450

Equity
Common stock	1,687	1,680
Additional paid-in capital	539,124	527,122
Treasury stock	(6,778)	(6,778)
Accumulated deficit	(47,680)	(100,463)
Accumulated other comprehensive income	66,976	117,318

Total Quiksilver, Inc. Stockholders’ Equity	553,329	538,879
Non-controlling interest	9,747	12,237

Total Equity	563,076	551,116

Total Liabilities and Equity	$1,727,084	$1,727,566

QUIKSILVER, INC. AND SUBSIDIARIES

INFORMATION RELATED TO OPERATING SEGMENTS (UNAUDITED)

	Three months ended		Nine months ended
In thousands	July 31,		July 31,
	2012	2011	2012	2011
Revenues, net:
Americas	$286,136	$260,159	$712,519	$664,618
Europe	154,076	176,438	518,504	548,578
Asia/Pacific	71,623	65,495	220,242	190,636
Corporate operations	604	1,225	3,008	4,028

	512,439	503,317	1,454,273	1,407,860

Gross Profit:
Americas	$126,101	$115,065	$311,738	$308,032
Europe	88,136	106,451	298,905	332,083
Asia/Pacific	39,258	34,347	113,361	101,842
Corporate operations	(7)	(745)	(417)	(1,200)

	253,488	255,118	723,587	740,757

SG&A Expense:
Americas	$92,781	$87,984	$270,669	$256,117
Europe	80,862	85,402	250,160	250,388
Asia/Pacific	37,747	36,314	114,988	108,961
Corporate operations	14,398	11,472	44,396	32,890

	225,788	221,172	680,213	648,356

Asset Impairments:
Americas	$141	$—	$556	$465
Europe	—	—	—	—
Asia/Pacific	—	—	—	74,145
Corporate operations	—	—	—	—

	141	—	556	74,610

Operating Income (Loss):
Americas	$33,179	$27,081	$40,513	$51,450
Europe	7,274	21,049	48,745	81,695
Asia/Pacific	1,511	(1,967)	(1,627)	(81,264)
Corporate operations	(14,405)	(12,217)	(44,813)	(34,090)

	27,559	33,946	42,818	17,791

QUIKSILVER, INC. AND SUBSIDIARIES

GAAP TO PRO-FORMA RECONCILIATION (UNAUDITED)

	Three months ended		Nine months ended
In thousands, except per share amounts	July 31,		July 31,
	2012	2011	2012	2011
Net income (loss) attributable to Quiksilver, Inc.	$12,610	$10,437	$(15,115)	$(89,156)
Restructuring charges (credits), net of tax of $204, $0, $204, and $0, respectively	3,688	—	7,307	(2,118)
Non-cash asset impairments, net of tax of $0, $0, $32, and $0, respectively	141	—	524	74,610
Effect of APAC tax valuation allowance	—	—	—	25,980
Non-cash interest charges, net of tax of $0, $0, $0, and $4,618, respectively	—	—	—	10,691

Pro-forma income (loss)	16,439	10,437	(7,284)	20,007

Pro-forma income (loss) per share attributable to Quiksilver, Inc.:
Basic	$0.10	$0.06	$(0.04)	$0.12
Diluted	$0.09	$0.06	$(0.04)	$0.11

Weighted average common shares outstanding:
Basic	164,518	162,822	163,930	162,198
Diluted	173,899	183,488	163,930	182,688

QUIKSILVER, INC. AND SUBSIDIARIES

ADJUSTED EBITDA & PRO-FORMA ADJUSTED EBITDA RECONCILIATION (UNAUDITED)

	Three months ended		Nine months ended
In thousands	July 31,		July 31,
	2012	2011	2012	2011
Net income (loss) attributable to Quiksilver, Inc.	$12,610	$10,437	$(15,115)	$(89,156)
Provision for income taxes	2,508	8,996	14,913	49,937
Interest expense	14,834	15,663	45,464	59,727
Depreciation and amortization	12,312	12,684	39,437	40,154
Non-cash stock-based compensation expense	4,872	4,935	17,272	9,916
Non-cash asset impairments	141	—	556	74,610

Adjusted EBITDA	47,277	52,715	102,527	145,188

Restructuring charges (credits)	3,892	—	7,511	(2,118)

Pro-forma Adjusted EBITDA	51,169	52,715	110,038	143,070

Definition of Adjusted EBITDA:

Adjusted EBITDA is defined as net income (loss) attributable to Quiksilver, Inc. before (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization, (iv) non-cash stock-based compensation expense and (v) asset impairments. Adjusted EBITDA is not defined under generally accepted accounting principles (“GAAP”), and it may not be comparable to similarly titled measures reported by other companies. We use Adjusted EBITDA, along with other GAAP measures, as a measure of profitability because Adjusted EBITDA helps us to compare our performance on a consistent basis by removing from our operating results the impact of our capital structure, the effect of operating in different tax jurisdictions, the impact of our asset base, which can differ depending on the book value of assets, the accounting methods used to compute depreciation and amortization, the existence or timing of asset impairments and the effect of non-cash stock-based compensation expense. We believe EBITDA is useful to investors as it is a widely used measure of performance and the adjustments we make to EBITDA provide further clarity on our profitability. We remove the effect of non-cash stock-based compensation from our earnings which can vary based on share price, share price volatility and the expected life of the equity instruments we grant. In addition, this stock-based compensation expense does not result in cash payments by us. We remove the effect of asset impairments from Adjusted EBITDA for the same reason that we remove depreciation and amortization as it is part of the impact of our asset base. Adjusted EBITDA has limitations as a profitability measure in that it does not include the interest expense on our debts, our provisions for income taxes, the effect of our expenditures for capital assets and certain intangible assets, the effect of non-cash stock-based compensation expense and the effect of asset impairments.

SUPPLEMENTAL EXCHANGE RATE INFORMATION

(Unaudited)

In order to better understand growth rates in our operating segments, we make reference to constant currency. Constant currency reporting improves visibility into actual growth rates as it adjusts for the effect of changing foreign currency exchange rates from period to period. Constant currency is calculated by taking the ending foreign currency exchange rate (for balance sheet items) or the average foreign currency exchange rate (for income statement items) used in translation for the current period and applying that same rate to the prior period. The following table presents revenues by segment in both historical currency and constant currency for the three months ended July 31, 2012 and 2011 (in thousands):

	Americas	Europe	Asia/Pacific	Corporate	Total
Historical currency (as reported)

July 31, 2011	$260,159	$176,438	$65,495	$1,225	$503,317
July 31, 2012	286,136	154,076	71,623	604	512,439
Percentage increase (decrease)	10%	(13%)	9%		2%

Constant currency (current year exchange rates)

July 31, 2011	255,553	153,834	63,516	1,199	474,102
July 31, 2012	286,136	154,076	71,623	604	512,439
Percentage increase	12%	0%	13%		8%